Exhibit 10.1

2016 RLHC Executive Officers Bonus Plan

Purpose

RLHC is committed to compensating employees through comprehensive and competitive pay packages that include base salary, bonus programs, incentive plans, competitive benefits plans, and reward and recognition programs. These programs are designed to motivate employees to exceed performance expectations in support of the company’s business objectives.

The Executive Officers Bonus Plan (“Plan”) provides the opportunity for annual bonus payments to the contributors who drive the successful attainment of company goals. The success of the company relies on many factors. Adjusted EBITDA is the main driver behind this plan, however; our success also depends on department and individual goals.

Plan Year

January 1, 2016 to December 31, 2016

Eligible Employees; Target Bonus and Maximum Bonus

Eligible Employees	Target Bonus	Maximum Bonus
Executive Vice President	50% of Base Salary	100% of Base Salary
Chief Executive Officer	75% of Base Salary	150% of Base Salary

An employee must hold one of the above positions at the beginning of the Plan Year in order to be eligible to participate in this Plan.

Plan Components

Whether a participant will receive a bonus under the Plan depends on the extent to which the following goals are achieved:

(1)	A company goal based on budgeted Adjusted EBITDA for 2016 (“Budgeted Adjusted EBITDA”);

(2)	A department goal based on RLHC’s 2016 earnings per share; and

(3)	An individual goal based on one or more of the following business criteria: gross operating profit; revenues from group business; RevPar growth; increase in RevPar index; development of tools to measure guest experience; and addition of franchised and managed hotels to RLHC’s system of hotels.

The department and individual goals are established by the Compensation Committee.

Bonus Calculation

For purposes of calculating the bonuses, if any, due under this Plan, the company goal achievement (“EBITDA Goal Achievement”) will be the fraction (expressed as a percentage) determined by dividing (i) RLHC’s 2016 Adjusted EBITDA, as disclosed in the 2016 Form 10-K, by (ii) Budgeted Adjusted EBITDA. There will be no bonus payout to the participants unless this percentage exceeds 90%.

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The EBITDA Goal Achievement percentage will determine the tentative payouts, if any, to which the participants are entitled, as set forth in or determined from the following table:

	EBITDA Goal Achievement	Target Multiplier(1)	Tentative EVP Payout: % of base salary	Tentative CEO Payout: % of base salary
Maximum	150%	200%	100%	150%
	140%	180%	90%	135%
	130%	160%	80%	120%
	120%	140%	70%	105%
	110%	120%	60%	90
Target	100%	100%	50%	75%
	99%	85%	42.5%	63.75%
	98%	70%	35%	52.5%
	97%	55%	27.5%	41.25%
	96%	40%	20%	30%
Threshold 2	95%	25%	12.5%	18.75%
	94%	20%	10%	15%
	93%	15%	7.5%	11.25%
	92%	10%	5%	7.5%
	91%	5%	2.5%	3.75%
Threshold 1	90%	0%	0%	0%

(1)	The Target Multiplier and tentative payout percentages will be linearly interpolated for EBITDA Goal Achievement percentages that are between two percentages shown in the table.

If a participant achieves both his department and individual goals, he will be entitled to a payout (“Full Payout”) equal to the percentage of base salary determined from the above table for the EBITDA Goal Achievement percentage. If the participant only achieves one of his department and individual goals, he will be entitled to 90% of the Full Payout. If the participant achieves neither his department nor his individual goal, he will be entitled to 80% of the Full Payout.

Clawback

A participant who receives a bonus under the Plan will be required to repay the bonus to RLHC to the extent required by (i) any “clawback” or recoupment policy adopted by RLHC to comply with the requirements of any applicable laws, rules or regulations, or (ii) any applicable law, rule or regulation that imposes mandatory recoupment.

Administration

The Director of Compensation and Benefits, SVP HR, and CFO will administer the Plan.

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Calculation, Approval and Payment

As soon as the necessary information is available following the end of the Plan Year, the SVP, HR and the VP, Accounting will complete the bonus calculations for each participant and submit them to the CFO for review and approval. Once approved by the CFO, he will submit the bonus calculations to the Compensation Committee for final approval. Upon Compensation Committee approval, the CFO will provide the payment information to the VP, Accounting and SVP, HR for record keeping, who will in turn submit it to the payroll office for payments. Payments will be made to participants as soon as administratively possible following the end of the bonus period. Typically, payments are approved following the February Board meeting and paid as soon as practical thereafter. Calculations are based on the base salary of the participant on the last day of the Plan Year.

Effect of Change in Employment Status/Termination

Leaves of Absences: To the extent a participant qualifies for an approved leave of absence, that participant’s bonus will not be forfeited, but rather will be prorated. If the leave involves accrued paid leave, the bonus will be unaffected. If the leave involves unpaid leave, the bonus will be prorated based upon the actual number of days worked plus any paid leave as a proportion of the full Plan Year.

Terminations: Bonuses for this Plan are not earned or vested until they are approved by the Compensation Committee and paid. Any bonuses earned will be determined and paid on or before March 31, 2017. To encourage continued employment with RLHC, participants must be employed as of the date of payout in order to earn a bonus. Therefore, any participant whose employment terminates prior to the date of payout will not earn, vest in, or receive a bonus.

General Provisions

There is an overriding discretionary analysis of each participant’s eligibility to receive a bonus. Even though an individual might earn a bonus based on the terms of this Plan, a bonus can be adjusted down or not paid entirely in the sole discretion of the Compensation Committee Directors. Instances when this might occur include overall substandard work performance of the participant, including, but not limited to the below. For example, if a participant fails to follow company policy and procedures, exposes the company to legal liability, exhibits inappropriate behavior, withholds information, or does not adequately follow through on critical incidents, he or she may be disqualified from receiving a bonus. Other disqualifiers may include unacceptable performance against established performance objectives, unacceptable scores on internal audit processes (e.g., HR, Accounting, Risk Management, Internal Audit, Quality Assurance), or poor associate or customer satisfaction scores.

Notwithstanding anything to the contrary in this Plan, individual bonus payments may be deferred, partially paid or withheld in their entirety, at the sole discretion of the Compensation Committee, in consideration of the overall best interests of the company. RLHC reserves the right to cancel, change, modify or interpret any and all provisions of the Plan at any time without notice. Participation in the Plan does not create any entitlement to continued employment and does not alter the at-will status of participants. This Plan will be governed and construed in accordance with the laws of the state of Washington.

This Plan supersedes all previous plans in existence and any past written or verbal communication to any participant regarding the terms of any incentive plan.

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